UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2011

VALASSIS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10991	38-2760940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19975 Victor Parkway, Livonia, MI	48152
(Address of Principal Executive Offices)	(Zip Code)

(734) 591-3000

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 5.02(b)(c)(d) and (e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 17, 2011, Alan F. Schultz, the President, Chief Executive Officer (“CEO”) and Chairman of Valassis Communications Inc. (the “Company”), notified the Board of Directors (the “Board”) of the Company of his decision to retire as the Company’s CEO and President, effective December 31, 2011. Mr. Schultz will continue to serve as Chairman of the Board through December 31, 2011 and it is the intention of the Board that he continue to serve after such date as Non-Executive Chairman of the Board. In connection with Mr. Schultz’s retirement, the Compensation/Stock Option Committee of the Board (the “Committee”) and the Board approved the Company’s entry into a three year consulting agreement (the “Consulting Agreement”) with Mr. Schultz, effective January 1, 2012, as described further below.

On August 22, 2011, the Board appointed Robert A. Mason as the Company’s CEO and President, effective January 1, 2012. Mr. Mason, age 54, has served as the Company’s Executive Vice President of Sales and Marketing since January 2011. Prior to that, he served as Chief Sales Officer from January 2008 until January 2011. As Chief Sales Officer, Mr. Mason led the implementation of the Company’s integrated sales structure and go to market strategies. He served as President of ADVO (n/k/a Valassis Direct Mail, Inc.) from the consummation of the Company’s ADVO acquisition on March 2, 2007 until December 2007. Previously, he served as the Company’s Vice President, Retail and Services Sales from 2005 until 2007 and as Vice President, Targeted, Print and Media Solutions from 2002 until 2005. Prior to these roles, Mr. Mason was an Account Executive and Director of Sales for the Company. Mr. Mason joined the Company in 1995.

In addition, on August 22, 2011, the Board, upon recommendation of the Company’s Corporate Governance/Nominating Committee, increased the size of the Board from nine to ten directors and appointed Mr. Mason as a director of the Company, effective September 1, 2011. Mr. Mason will serve as a director until the next annual meeting of stockholders or until his successor is elected and qualified and has not been named to serve on any of the Board’s committees at this time. There are no arrangements or understandings between Mr. Mason and any other persons pursuant to which Mr. Mason was elected as a director and there were no compensation arrangements entered into in connection with his appointment as a director. The Company has determined that there are no related person transactions with Mr. Mason, as contemplated by Item 404(a) of Regulation S-K. There are no family relationships between Mr. Mason and any other executive officer of the Company or member of the Board.

A copy of the press release announcing the events described above is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In connection with the transition, on August 22, 2011, the Company entered into the Consulting Agreement with Mr. Schultz. Pursuant to the terms of the Consulting Agreement, Mr. Schultz will provide consulting services to the Company from January 1, 2012 until January 1, 2015. The Consulting Agreement requires Mr. Schultz to provide a minimum of 6 days per month of consulting services; provided, that at no time shall Mr. Schultz be expected to work full time for a period longer than three consecutive months. As compensation for his services during the consulting period, Mr. Schultz (i) will receive an annual grant of 25,000 restricted shares of the Company’s common stock pursuant to the Valassis Communications, Inc. 2008 Omnibus Incentive Compensation Plan (or any successor plan), which will vest one year from the date of grant, and (ii) will be eligible to receive an annual cash incentive bonus in an amount up to $500,000 based on the achievement of pre-determined financial targets for the Company. The restricted stock will not be subject to the Company’s Rule of 75 (as described in the Company’s 2011 proxy statement filed with the United States Securities and Exchange Commission on March 31, 2011). In addition, Mr. Schultz will be entitled to certain perquisites commensurate with the perquisites he currently receives. Mr. Schultz will also receive the post-retirements benefits in accordance with the terms of his current employment arrangements. Mr. Schultz has agreed to forego any compensation for his services on the Board during the term of the Consulting Agreement.

On August 22, 2011, the Company also entered into an employment agreement amendment with Mr. Mason (the “Mason Amendment”), the terms of which are effective January 1, 2012 upon his succession to the position of CEO and President of the Company. The Mason Amendment, which was approved by the Committee and the Board, provides for, among other items, (i) the change in his title to CEO and President of the Company, (ii) an increase in his annual base salary to $600,000, (iii) an extension of the term of his employment until December 31, 2014, and (iv) semi-annual bonus opportunities of up to an aggregate of 100% of annual base salary if and to the extent certain pre-determined financial targets for the Company are achieved. All other terms and conditions of Mr. Mason’s employment agreement remain in full force and effect.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Valassis Communications, Inc. dated August 23, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALASSIS COMMUNICATIONS, INC.

	By:	/s/ Todd Wiseley
Date: August 23, 2011	Name:	Todd Wiseley
	Title:	General Counsel and Senior Vice President, Administration

Exhibit Index

Exhibit No.	Description

99.1	Press Release of Valassis Communications, Inc. dated August 23, 2011.